Exhibit 99.1

SPAR Group Announces Financial Results for the First Quarter Ended March 31, 2016

WHITE PLAINS, N.Y., May 16, 2016 (GLOBE NEWSWIRE) -- SPAR Group, Inc. (Nasdaq: SGRP), a leading supplier of retail merchandising and other marketing services throughout the United States and internationally, today announced financial results for the first quarter ended March 31, 2016.

Highlights for the three-month period ended March 31, 2016, as compared to the same period in the prior year include:

●

Revenue for the first quarter of 2016 decreased 9 percent to $26.6 million. Adjusting for the impact of foreign currency translation, revenue for the first quarter of 2016 increased $265,000, or 1 percent.

●	Net loss attributable to SPAR Group for the first quarter of 2016 was ($139,000), or ($0.01) per diluted share, compared to ($74,000), or $0.00 per diluted share, during the first quarter of 2015.

Financial Results by Geography (in 000's)

	Three Months Ended March 31,		%
Revenue:	2016	2015	Change
International	$16,859	$18,294	(7.8)%
Domestic	9,752	10,972	(11.1)%
Total	$26,611	$29,266	(9.1)%

	Three Months Ended March 31,
Net Income:	2016	2015
International	$10	$22
Domestic	(149)	(96)
Total	$(139)	$(74)

Earnings Per Share:
Basic & Diluted	$(0.01)	$(0.00)

“Excluding the effect of foreign currency translation, our international business had a strong first quarter, both in terms of new business growth as well as a 10% increase in operating profit. While our domestic new business growth is slower than planned, we continue to maintain a tight control of our costs and expect to save over $1 million in operating expenses during 2016 due to cost cutting and efficiency efforts,” commented Chief Executive Officer, Jill Blanchard. “We are making progress with our strategic plan and although it appears that our performance may be inconsistent in the near term, I am confident that we have the right plan in place and will exit this transitional period poised for profitable growth and greater returns for our shareholders.”

Margin Profile by Geography

Gross Margin:

	Three Months Ended March 31,		Basis Point
	2016	2015	Change
International	20.1%	19.3%	77
Domestic	28.5%	30.8%	(226)
Total	23.2%	23.6%	(44)

Operating Expenses as a % of Sales:

	Three Months Ended March 31,		Basis Point
	2016	2015	Change
International	17.3%	17.0%	32
Domestic	31.6%	31.5%	11
Total	22.6%	22.4%	12

International gross profit margin for the first quarter of 2016 was 20.1% compared to 19.3% for the same period last year. The gross margin change relative to the prior period was primarily due to a mix of lower cost business in Mexico, China and Japan, partially offset by a mix of higher cost business in South Africa.

Domestic gross profit margin for the three months ended March 31, 2016, was 28.5% compared to 30.8% for the same period in 2015. The decrease in gross profit margin was primarily due to lower project and annuity work compared to the same period last year.

“In addition to improved contribution from international operations, we benefited from cost saving and efficiency measures that helped to partially offset the decrease in domestic revenue. Despite lower domestic sales levels, operating expenses as a percentage of sales were relatively unchanged at 22.6 percent of sales, versus 22.4 percent during the same period a year ago,” said Mr. James R. Segreto, Chief Financial officer of SPAR Group.

Operating income decreased to $168,000 from $349,000 during the same period last year as an increase in international income was more than offset by a decrease in our domestic business. International operating income for first quarter of 2016 was $465,000, a 9.9 percent increase compared to $423,000 during the same period in 2015. International operating profit benefited from increased volume growth and the positive effect of foreign exchange on expenses.

Domestic operating loss for the first quarter of 2016 was ($297,000), compared to ($74,000) during the first quarter of 2015. The increase in operating loss year over year was directly attributable to lower revenue partially offset by cost reduction efforts in the period.

Balance Sheet as of March 31, 2016

As of March 31, 2016, cash and cash equivalents totaled $7.0 million. Working capital was $13.9 million and current ratio was 1.9 to 1. Total current assets and total assets were $28.5 million and $42.6 million, respectively. Total current liabilities and total liabilities were $14.7 million and $18.7 million respectively, total equity was $23.9 million as of March 31, 2016.

Recorded Comments Available

Following the issuance of this release, the Company will provide recorded comments that can be accessed on the SPAR Group website under the "Investor Relations" section. http://investors.sparinc.com/releases.cfm

About SPAR Group

SPAR Group, Inc. is a diversified international merchandising and marketing services Company and provides a broad array of services worldwide to help companies improve their sales, operating efficiency and profits at retail locations. The Company provides merchandising and other marketing services to manufacturers, distributors and retailers worldwide, primarily in mass merchandiser, office supply, value, grocery, drug, independent, convenience, toy, home improvement and electronics stores, as well as providing furniture and other product assembly services, audit services, in-store events, technology services and marketing research. The Company has supplied these project and product services in the United States since certain of its predecessors were formed in 1979 and internationally since the Company acquired its first international subsidiary in Japan in May of 2001. Product services include restocking and adding new products, removing spoiled or outdated products, resetting categories "on the shelf" in accordance with client or store schematics, confirming and replacing shelf tags, setting new sale or promotional product displays and advertising, replenishing kiosks, providing in-store event staffing and providing assembly services in stores, homes and offices. Audit services include price audits, point of sale audits, out of stock audits, intercept surveys and planogram audits. Other merchandising services include whole store or departmental product sets or resets (including new store openings), new product launches, in-store demonstrations, special seasonal or promotional merchandising, focused product support and product recalls. The Company currently does business in 9 countries that encompass approximately 50% of the total world population through its operations in the United States, Canada, Japan, South Africa, India, China, Australia, Mexico and Turkey. For more information, please visit the SPAR Group's website at http://www.sparinc.com.

Forward-Looking Statements

This Press Release contains and the above referenced recorded comments will contain "forward-looking statements" made by SPAR Group, Inc. ("SGRP", and together with its subsidiaries, the "SPAR Group" or the "Company"), will be filed shortly in a Current Report on Form 8-K by SGRP with the Securities and Exchange Commission (the "SEC"). There also are "forward looking statements" contained in SGRP's Annual Report on Form 10-K for the year ended December 31, 2015 (the "Annual Report"), which was filed by SGRP with the SEC, SGRP's definitive Proxy Statement respecting its Annual Meeting of Stockholders to be held on May 19, 2016 (the "Proxy Statement"), which SGRP filed with the SEC on April 27, 2016, and SGRP's Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports and statements as and when filed with the SEC (including the Annual Report and the Proxy Statement, each a "SEC Report"). "Forward-looking statements" are defined in Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and other applicable federal and state securities laws, rules and regulations, as amended (together with the Securities Act and Exchange Act, collectively, "Securities Laws").

The forward-looking statements made by the Company in this Press Release may include (without limitation) any expectations, guidance or other information respecting the pursuit or achievement of the Company's corporate strategic objectives (growth, customer value, employee development, productivity & efficiency, and earnings per share), building upon the Company's strong foundation, leveraging compatible global opportunities, improving on the value we already deliver to customers, our growing client base, continuing balance sheet strength, customer contract expansion, growing revenues and becoming profitable through organic growth and acquisitions, attracting new business that will increase SPAR Group's revenues, improving product mix, continuing to maintain or reduce costs or consummating any transactions. The Company's forward-looking statements also include, in particular and without limitation, those made in "Business", "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Annual Report. You can identify forward-looking statements in such information by the Company's use of terms such as "may", "will", "expect", "intend", "believe", "estimate", "anticipate", "continue" or similar words or variations or negatives of those words.

You should carefully consider (and not place undue reliance on) the Company's forward-looking statements, risk factors and the other risks, cautions and information made, contained or noted in or incorporated by reference into this Press Release, the Proxy Statement and the other applicable SEC Reports that could cause the Company's actual performance or condition (including its assets, business, capital, cash flow, credit, expenses, financial condition, income, liabilities, liquidity, locations, marketing, operations, performance, prospects, sales, strategies, taxation or other achievement, results, risks, trends or condition) to differ materially from the performance or condition planned, intended, anticipated, estimated or otherwise expected by the Company (collectively, "expectations") and described in the information in the Company's forward-looking and other statements, whether express or implied. Although the Company believes them to be reasonable, those expectations involve known and unknown risks, uncertainties and other unpredictable factors (many of which are beyond the Company's control) that could cause those expectations to fail to occur or be realized or such actual performance or condition to be materially and adversely different from the Company's expectations. In addition, new risks and uncertainties arise from time to time, and it is impossible for the Company to predict these matters or how they may arise or affect the Company. Accordingly, the Company cannot assure you that its expectations will be achieved in whole or in part, that the Company has identified all potential risks, or that the Company can successfully avoid or mitigate such risks in whole or in part, any of which could be significant and materially adverse to the Company and the value of your investment in SGRP's Common Stock.

You should carefully review the risk factors described in the Annual Report (See Item 1A – Risk Factors) and any other risks, cautions or information made, contained or noted in or incorporated by reference into the Annual Report, the Proxy Statement or other applicable SEC Report. All forward-looking and other statements or information attributable to the Company or persons acting on its behalf are expressly subject to and qualified by all such risk factors and other risks, cautions and information.

The Company does not intend or promise, and the Company expressly disclaims any obligation, to publicly update or revise any forward-looking statements, risk factors or other risks, cautions or information (in whole or in part), whether as a result of new information, risks or uncertainties, future events or recognition or otherwise, except as and to the extent required by applicable law.

Company Contact:

James R. Segreto

Chief Financial Officer

SPAR Group, Inc.

(914) 332-4100

Investor Contact:

Dave Mossberg

Three Part Advisors

(817) 310-0051

SPAR Group, Inc. and Subsidiaries

Condensed Consolidated Statements of Comprehensive (Loss)

 (In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2016	2015
Net revenues	$26,611	$29,266
Cost of revenues	20,442	22,353
Gross profit	6,169	6,913

Selling, general and administrative expenses	5,513	6,096
Depreciation and amortization	488	468
Operating income	168	349

Interest expense	28	58
Other (income) expense, net	(24)	(29)
Income before income tax expense	164	320

Income tax expense	5	151
Net income	159	169
Net income attributable to non-controlling interest	(298)	(243)
Net loss attributable to SPAR Group, Inc.	$(139)	$(74)
Basic and diluted loss per common share:	$(0.01)	$–

Weighted average common shares – basic and diluted	20,563	20,562

Net income	$159	$169
Other comprehensive loss:
Foreign currency translation adjustments	(488)	(664)
Comprehensive loss	(329)	(495)
Comprehensive loss attributable to non-controlling interest	(298)	(243)
Comprehensive loss attributable to SPAR Group, Inc.	$(627)	$(738)

SPAR Group, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	March 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$7,033	$5,718
Accounts receivable, net	20,285	23,203
Deferred income taxes	468	529
Prepaid expenses and other current assets	734	661
Total current assets	28,520	30,111
Property and equipment, net	2,459	2,443
Goodwill	1,800	1,800
Intangible assets, net	2,418	2,551
Deferred income taxes	6,513	5,890
Other assets	857	611
Total assets	$42,567	$43,406
Liabilities and equity
Current liabilities:
Accounts payable	$4,024	$2,984
Accrued expenses and other current liabilities	5,941	7,082
Accrued expenses due to affiliates	1,251	78
Deferred income taxes	2,566	2,154
Customer deposits	583	503
Lines of credit and short-term loans	304	476
Total current liabilities	14,669	13,277
Long-term debt and other liabilities	4,027	5,731
Total liabilities	18,696	19,008

Equity:
SPAR Group, Inc. equity
Preferred stock, $.01 par value:
Authorized and available shares– 2,445,598
Issued and outstanding shares–
None – March 31, 2016 and December 31, 2015	–	–
Common stock, $.01 par value:
Authorized shares – 47,000,000
Issued shares –
20,680,717 – March 31, 2016 and December 31, 2015	207	207
Treasury stock, at cost
116,370 shares – March 31, 2016 and
119,695 shares – December 31, 2015	(164)	(169)
Additional paid-in capital	15,954	15,871
Accumulated other comprehensive loss	(3,357)	(2,869)
Retained earnings	5,523	5,662
Total SPAR Group, Inc. equity	18,163	18,702
Non-controlling interest	5,708	5,696
Total equity	23,871	24,398
Total liabilities and equity	$42,567	$43,406